Exhibit 99.1

REALOGY REPORTS RESULTS FOR SECOND QUARTER 2011

Real Estate Leader Posts Net Revenue of $1.2 Billion

PARSIPPANY, N.J., August 3, 2011 – Realogy Corporation, a global leader in real estate and relocation services, today reported results for the second quarter ended June 30, 2011. Realogy’s net revenue for the second quarter was $1.2 billion, a decrease of 6% compared to the second quarter of 2010. This was largely attributable to a decrease in transaction volume in the franchised and company-owned real estate services segments in line with reported industry trends. EBITDA before restructuring and other items for the quarter was $178 million, a decrease of $56 million, or 24%, year-over-year. Realogy’s reported EBITDA for the quarter was $187 million. For the quarter, Realogy recorded a net loss attributable to the Company of $22 million.

“We had anticipated that the first quarter weakness in home sales would continue into the second quarter of 2011 and that Realogy’s average homesale price would increase compared to the second quarter of 2010, both of which happened as expected,” said Richard A. Smith, Realogy’s chief executive officer. “The comparative weakness in the second quarter of 2011 was primarily related to the unfavorable year-over-year comparisons to the second quarter of 2010, which experienced a significant spike in unit sales directly related to the Homebuyer Tax Credit. Sluggish macroeconomic conditions such as weak GDP growth, continued high unemployment rates and low consumer confidence also contributed to a suppressed demand for housing this past quarter.”

Looking at Realogy’s core business drivers, Realogy Franchise Group (RFG) and NRT, the company-owned brokerage unit, both had year-over-year 13% decreases in the number of homesale sides. These results were consistent with the 13% decrease in nationwide existing homesale units reported by the National Association of Realtors (NAR) for the quarter. The decline in sides at Realogy was partially offset by increases at both RFG and NRT in average sales price. Both NRT and RFG outperformed the national market in terms of average sales price. The average homesale price increased 2% at RFG and 5% at NRT in the second quarter of 2011, compared to the flat average home price reported by NAR for the quarter. Cartus experienced a 1% increase in relocation initiations with a 7% decrease in broker referrals, while Title Resource Group experienced a 4% increase in refinance title and closing units and a 4% increase in the average price per closing unit, which partially offset a 13% decrease in purchase title and closing units. The decrease in Cartus broker referrals and TRG purchase units was directly correlated to the downward national trend in existing homesale units in the second quarter.

“Looking ahead to the third quarter of 2011, the results we experienced in July indicate strong increases in homesale sides and average sales price to be flat on a comparative basis to third quarter 2010,” said Anthony E. Hull, Realogy’s chief financial officer. “The gains in unit sales anticipated in Q3 2011 are again a reflection of the impact of the 2010 Homebuyer Tax Credit, which caused homesales to drop dramatically in Q3 2010 – thus the difference in year-over-year swings between the second and third quarters. Although we expect the third quarter of 2011 to show year-over-year improvement, we do not believe it will be as significant as we had anticipated earlier in the year because of a stalling economy and regulatory and legislative risks that seem to be delaying or dampening further improvement in the housing market.”

Realogy Reports Results for Second Quarter 2011	Page 2

Balance Sheet Information and Covenant Compliance as of June 30, 2011

The Company ended the quarter with $117 million of readily available cash and $180 million outstanding on its revolving credit facility under its senior secured credit agreement. The Company expects approximately two-thirds of these borrowings to be repaid by the end of the third quarter.

A complete balance sheet is included as Table 2 of this press release.

As of June 30, 2011, the Company’s senior secured leverage ratio (SSLR) was 4.38 to 1, which is below the 4.75 to 1 maximum ratio required to be in compliance with its senior secured credit agreement. The SSLR is determined by dividing Realogy’s senior secured net debt of $2.5 billion at June 30, 2011 by the Company’s Adjusted EBITDA of $578 million for the 12 months ended June 30, 2011. (Please see Table 8 for the definition of non-GAAP financial measures, Adjusted EBITDA and EBITDA before restructuring and other items and Tables 6 and 7 for a reconciliation of these non-GAAP measures to their most comparable GAAP financial measure, net loss attributable to Realogy.)

Investor Webcast

Realogy will hold a Webcast to review its second quarter 2011 results on August 3 at 10:00 a.m. (EDT). The call will be hosted by Richard A. Smith, president and CEO, and Anthony E. Hull, executive vice president, CFO and treasurer. The conference call, together with corresponding slides, will be made available live via Webcast on the Investor Information section of the Realogy website. A replay of the Webcast also will be available on the website from August 4 through August 11.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise system members operate approximately 14,400 offices with 256,000 sales associates doing business in 100 countries and territories around the world. Headquartered in Parsippany, N.J., Realogy is owned by affiliates of Apollo Management, L.P., a subsidiary of Apollo Global Management, LLC, a leading global alternative asset manager.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial amount of outstanding debt; our ability to comply with the affirmative and negative covenants

Realogy Reports Results for Second Quarter 2011	Page 3

contained in our debt agreements; adverse developments or the absence of improvement in the residential real estate markets, including, but not limited to, the lack of sustained improvement in the number of homesales and/or further declines in home prices, low levels of consumer confidence, the impact of the ongoing or future recessions and related high levels of unemployment in the U.S. and abroad, continuing high levels of foreclosures, and reduced availability of mortgage financing or financing availability at rates not sufficiently attractive to homebuyers; seasonal fluctuations in the residential real estate brokerage business; the final resolution or outcomes with respect to Cendant’s contingent liabilities; adverse developments or the absence of sustained improvement in general business, economic and political conditions, including, but not limited to, changes in short-term or long-term interest rates, or any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets; our failure to enter into or renew franchise agreements, maintain our brands or the inability of franchisees to survive the current real estate cycle; our inability to realize benefits from future acquisitions; our inability to sustain improvements in our operating efficiency; and our inability to access the capital and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Prospectus dated June 16, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contact:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Media Contact:

Mark Panus

(973) 407-7215

mark.panus@realogy.com

Realogy Reports Results for Second Quarter 2011	Page 4

Table 1

REALOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Gross commission income	$873	$941	$1,448	$1,529
Service revenue	192	185	356	321
Franchise fees	70	81	121	136
Other	44	46	85	86

Net revenues	1,179	1,253	2,010	2,072

Expenses
Commission and other agent-related costs	577	612	951	989
Operating	317	310	635	610
Marketing	54	50	97	96
General and administrative	56	57	127	135
Former parent legacy costs (benefit), net	(12)	(314)	(14)	(309)
Restructuring costs	3	4	5	10
Depreciation and amortization	47	49	93	99
Interest expense/(income), net	161	155	340	307
Loss on the early extinguishment of debt	—	—	36	—
Other (income)/expense, net	—	(3)	—	(6)

Total expenses	1,203	920	2,270	1,931

Income (loss) before income taxes, equity in earnings and noncontrolling interests	(24)	333	(260)	141
Income tax expense	1	118	2	124
Equity in earnings of unconsolidated entities	(4)	(8)	(4)	(9)

Net income (loss)	(21)	223	(258)	26
Less: Net income attributable to noncontrolling interests	(1)	(1)	(1)	(1)

Net income (loss) attributable to Realogy	$(22)	$222	$(259)	$25

Realogy Reports Results for Second Quarter 2011	Page 5

Table 2

REALOGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$154	$192
Trade receivables (net of allowance for doubtful accounts of $66 and $67)	149	114
Relocation receivables	428	386
Relocation properties held for sale	19	21
Deferred income taxes	68	76
Other current assets	104	109

Total current assets	922	898

Property and equipment, net	174	186
Goodwill	2,612	2,611
Trademarks	732	732
Franchise agreements, net	2,875	2,909
Other intangibles, net	461	478
Other non-current assets	204	215

Total assets	$7,980	$8,029

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$199	$203
Securitization obligations	328	331
Due to former parent	80	104
Revolving credit facilities and current portion of long-term debt	294	194
Accrued expenses and other current liabilities	519	525

Total current liabilities	1,420	1,357

Long-term debt	6,839	6,698
Deferred income taxes	880	883
Other non-current liabilities	157	163

Total liabilities	9,296	9,101

Commitments and contingencies

Equity (deficit):
Realogy common stock: $.01 par value, 100 shares authorized, issued and outstanding	—	—

Additional paid-in capital	2,030	2,026
Accumulated deficit	(3,329)	(3,070)
Accumulated other comprehensive loss	(18)	(30)

Total Realogy stockholder’s deficit	(1,317)	(1,074)

Noncontrolling interests	1	2

Total equity (deficit)	(1,316)	(1,072)

Total liabilities and equity (deficit)	$7,980	$8,029

Realogy Reports Results for Second Quarter 2011	Page 6

Table 3

REALOGY CORPORATION

2011 KEY DRIVERS

	Three Months Ended June 30,				Six Months Ended June 30,
	2011	2010	% Change		2011	2010	% Change
Real Estate Franchise Services (a)
Closed homesale sides	251,045	288,479	(13%)		435,688	481,820	(10%)
Average homesale price	$202,045	$197,637	2%		$198,513	$193,962	2%
Average homesale broker commission rate	2.55%	2.54%	1	bps	2.55%	2.54%	1	bps
Net effective royalty rate	4.83%	5.04%	(21	bps)	4.85%	5.04%	(19	bps)
Royalty per side	$258	$261	(1%)		$255	$258	(1%)

Company Owned Real Estate Brokerage Services
Closed homesale sides	73,061	83,583	(13%)		124,261	136,115	(9%)
Average homesale price	$445,550	$424,442	5%		$432,618	$421,872	3%
Average homesale broker commission rate	2.49%	2.49%	-	bps	2.49%	2.49%	-	bps
Gross commission income per side	$11,931	$11,247	6%		$11,625	$11,214	4%

Relocation Services
Initiations	46,433	46,189	1%		81,541	78,618	4%
Referrals	20,282	21,770	(7%)		33,095	33,879	(2%)

Title and Settlement Services
Purchase title and closing units	26,219	30,133	(13%)		45,190	50,080	(10%)
Refinance title and closing units	10,840	10,378	4%		27,666	22,313	24%
Average price per closing unit	$1,525	$1,472	4%		$1,457	$1,419	3%

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Results for Second Quarter 2011	Page 7

Table 4

REALOGY CORPORATION

2010 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010

Real Estate Franchise Services (a)
Closed homesale sides	193,340	288,479	229,241	211,281	922,341
Average homesale price	$188,478	$197,637	$202,272	$202,906	$198,076
Average homesale broker commission rate	2.55%	2.54%	2.53%	2.53%	2.54%
Net effective royalty rate	5.04%	5.04%	4.95%	4.97%	5.00%
Royalty per side	$252	$261	$267	$267	$262

Company Owned Real Estate Brokerage Services
Closed homesale sides	52,532	83,583	61,092	58,080	255,287
Average homesale price	$417,782	$424,442	$457,782	$444,000	$435,500
Average homesale broker commission rate	2.48%	2.49%	2.47%	2.48%	2.48%
Gross commission income per side	$11,161	$11,247	$12,209	$11,736	$11,571

Relocation Services
Initiations (b)	32,429	46,189	36,743	32,943	148,304
Referrals (c)	12,109	21,770	19,625	16,101	69,605

Title and Settlement Services
Purchase title and closing units	19,947	30,133	22,963	21,247	94,290
Refinance title and closing units	11,935	10,378	17,546	22,366	62,225
Average price per closing unit	$1,353	$1,472	$1,381	$1,336	$1,386

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.
(b)	Includes initiations of 5,177, 7,612, 6,516 and 6,782 for the periods ended March 31, June 30, September 30, and December 31, 2010, respectively, related to the Primacy acquisition on January 21, 2010.
(c)	Includes referrals of 716, 1,527, 1,513 and 1,241 for the periods ended March 31, June 30, September 30, and December 31, 2010, respectively, related to the Primacy acquisition on January 21, 2010.

Realogy Reports Results for Second Quarter 2011	Page 8

Table 5a

REALOGY CORPORATION

SELECTED 2011 FINANCIAL DATA

(In millions)

	For the Three Months ended March 31, 2011	For the Three Months ended June 30, 2011
Revenue (a)
Real Estate Franchise Services	$118	$160
Company Owned Real Estate Brokerage Services	587	884
Relocation Services	87	110
Title and Settlement Services	83	90
Corporate and Other	(44)	(65)

Total Company	$831	$1,179

EBITDA (b)
Real Estate Franchise Services	$62	$97
Company Owned Real Estate Brokerage Services	(37)	48
Relocation Services	10	32
Title and Settlement Services	2	12
Corporate and Other	(48)	(2)

Total Company	$(11)	$187

Depreciation and amortization	46	47
Interest expense, net	179	161
Income tax expense	1	1

Net loss attributable to Realogy	$(237)	$(22)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $44 million and $65 million for the three months ended March 31, 2011 and June 30, 2011, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million and $11 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2011 and June 30, 2011, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(b)	Includes $2 million of restructuring costs and $36 million related to loss on the early extinguishment of debt, partially offset by $2 million of former parent legacy benefits for the three months ended March 31, 2011, $3 million of restructuring costs offset by a net benefit of $12 million o former parent legacy items for the three months ended June 30, 2011 broken down by business units as follows:

	For the Three Months ended March 31, 2011	For the Three Months ended June 30, 2011
Real Estate Franchise Services	$—	$—
Company Owned Real Estate Brokerage Services	2	2
Relocation Services	—	—
Title and Settlement Services	—	1
Corporate and Other	34	(12)

Total Company	$36	$(9)

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2011 was: RFG $62 million, NRT ($35) million, Cartus $10 million, TRG $2 million and Corporate ($14) million. EBITDA by segment before restructuring and other items detailed above for the three months ended June 30, 2011 was: RFG $97 million, NRT $50 million, Cartus $32 million, TRG $13 million and Corporate ($14) million.

Realogy Reports Results for Second Quarter 2011	Page 9

Table 5b

REALOGY CORPORATION

SELECTED 2010 FINANCIAL DATA

(In millions)

	For the Three Months Ended March 31, 2010	For the Three Months Ended June 30, 2010	For the Three Months Ended September 30, 2010	For the Three Months Ended December 31, 2010	For the Year Ended December 31, 2010
Revenue (a)
Real Estate Franchise Services	$122	$173	$138	$127	$560
Company Owned Real Estate Brokerage Services	601	956	762	697	3,016
Relocation Services	76	106	122	101	405
Title and Settlement Services	65	86	84	90	325
Corporate and Other	(45)	(68)	(54)	(49)	(216)

Total Company	$819	$1,253	$1,052	$966	$4,090

EBITDA (b)
Real Estate Franchise Services	$65	$123	$90	$74	$352
Company Owned Real Estate Brokerage Services	(34)	84	31	(1)	80
Relocation Services	4	27	51	27	109
Title and Settlement Services	(5)	11	8	11	25
Corporate and Other	(19)	299	(3)	(8)	269

Total Company	$11	$544	$177	$103	$835

Depreciation and amortization	50	49	49	49	197
Interest expense, net	152	155	151	146	604
Income tax expense (benefit)	6	118	10	(1)	133

Net income (loss) attributable to Realogy	$(197)	$222	$(33)	$(91)	$(99)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $45 million, $68 million, $54 million and $49 million for the three months ended March 31, June 30, September 30, and December 31 2010, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million, $10 million, $12 million and $8 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, June 30, September 30, and December 31 2010, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $216 million for the year ended December 31, 2010. Revenues for the Relocation Services segment include intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment of $37 million for the year ended December 31, 2010. There are no other material inter-segment transactions.
(b)	Includes $6 million and $5 million of restructuring costs and former parent legacy items, respectively, for the three months ended March 31, 2010, $4 million of restructuring costs offset by a net benefit of $314 million of former parent legacy items primarily as a result of tax and other liability adjustments for the three months ended June 30, 2010, $2 million of restructuring costs offset by a net benefit of $6 million of former parent legacy items for the three months ended September 30, 2010 and $9 million of restructuring and $1 million of merger costs, offset by a net benefit of $8 million of former parent legacy items for the three months ended December 31, 2010. EBITDA for the year ended December 31, 2010 includes $21 million of restructuring costs and $1 million of merger costs, offset by a net benefit of $323 million of former parent legacy items primarily as a result of tax and other liability adjustments broken down by business units as follows:

	For the Three Months Ended March 31, 2010	For the Three Months Ended June 30, 2010	For the Three Months Ended September 30, 2010	For the Three Months Ended December 31, 2010	For the Year Ended December 31, 2010
Real Estate Franchise Services	$—	$—	$—	$—	—
Company Owned Real Estate Brokerage Services	3	2	2	5	12
Relocation Services	2	1	—	—	3
Title and Settlement Services	1	—	—	2	3
Corporate and Other	5	(313)	(6)	(5)	(319)

Total Company	$11	$(310)	$(4)	$2	$(301)

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2010 was: RFG $65 million, NRT ($31) million, Cartus $6 million, TRG ($4) million and Corporate ($14) million. EBITDA by segment before restructuring and other items detailed above for the three months ended June 30, 2010 was: RFG $123 million, NRT $86 million, Cartus $28 million, TRG $11 million and Corporate ($14) million. EBITDA by segment before restructuring and other items detailed above for the three months ended September 30, 2010 was: RFG $90 million, NRT $33 million, Cartus $51 million, TRG $8 million and Corporate ($9) million. EBITDA by segment before restructuring and other items detailed above for the three months ended December 31, 2010 was: RFG $74 million, NRT $4 million, Cartus $27 million, TRG $13 million and Corporate ($13) million. EBITDA by segment before restructuring and other items detailed above for the corresponding year ended December 31, 2010 was as follows: RFG $352 million, NRT $92 million, Cartus $112 million, TRG $28 million, and Corporate ($50) million.

Realogy Reports Results for Second Quarter 2011	Page 10

Table 6

REALOGY CORPORATION

EBITDA AND ADJUSTED EBITDA

(In millions)

A reconciliation of net loss attributable to Realogy to EBITDA and Adjusted EBITDA for the twelve months ended June 30, 2011 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended December 31, 2010	Six Months Ended June 30, 2010	Six Months Ended December 31, 2010	Six Months Ended June 30, 2011	Twelve Months Ended June 30, 2011
Net income (loss) attributable to Realogy	$(99)	$25	$(124)	$(259)	$(383	)(a)
Income tax expense	133	124	9	2	11

Income (loss) before income taxes	34	149	(115)	(257)	(372)
Interest expense, net	604	307	297	340	637
Depreciation and amortization	197	99	98	93	191

EBITDA	835	555	280	176	456	(b)
Covenant calculation adjustments:
Restructuring costs, merger costs and former parent legacy cost (benefit) items, net (c)					(11)
Pro forma cost-savings for 2011 restructuring initiatives (d)					8
Pro forma cost-savings for 2010 restructuring initiatives (e)					7
Pro forma effect of business optimization initiatives (f)					48
Non-cash charges (g)					3
Non-recurring fair value adjustments for purchase accounting (h)					4
Pro forma effect of acquisitions and new franchisees (i)					10
Apollo management fees (j)					15
Incremental securitization interest costs (k)					2
Loss on the early extinguishment of debt					36

Adjusted EBITDA					$578

Total senior secured net debt (l)					$2,530
Senior secured leverage ratio					4.38x

(a)	Net loss attributable to Realogy consists of: (i) a loss of $33 million for the third quarter of 2010; (ii) a loss of $91 million for the fourth quarter of 2010; (iii) a loss of $237 million for the first quarter of 2011 and (iv) a loss of $22 million for the second quarter of 2011.
(b)	EBITDA consists of: (i) $177 million for the third quarter of 2010; (ii) $103 million for the fourth quarter of 2010; (iii) negative $11 million for the first quarter of 2011 and (iv) $187 million for the second quarter of 2011.
(c)	Consists of $16 million of restructuring costs and $1 million of merger costs offset by a net benefit of $28 million for former parent legacy items.
(d)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first six months of 2011. From this restructuring, we expect to reduce our operating costs by approximately $10 million on a twelve-month run-rate basis and estimate that $2 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from July 1, 2010 through the time they were put in place had those actions been effected on July 1, 2010.
(e)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2010. From this restructuring, we expect to reduce our operating costs by approximately $20 million on a twelve-month run-rate basis and estimate that $13 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from July 1, 2010 through the time they were put in place had those actions been effected on July 1, 2010.
(f)

Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs, including $5 million related to our Relocation Services integration costs, new business start-ups and acquisition related non-cash adjustments, $4 million related to vendor renegotiations, $32 million for employee retention accruals and $7 million of other

Realogy Reports Results for Second Quarter 2011	Page 11

initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.
(g)	Represents the elimination of non-cash expenses, including $7 million of stock-based compensation expense less $4 million for the change in the allowance for doubtful accounts and notes reserves from July 1, 2010 through June 30, 2011.
(h)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.
(i)	Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on July 1, 2010. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of July 1, 2010.
(j)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended June 30, 2011.
(k)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended June 30, 2011.
(l)	Represents total borrowings under the Senior Secured Credit Facility which are secured by a first priority lien on our assets of $2,635 million plus $12 million of capital lease obligations less $117 million of readily available cash as of June 30, 2011. Pursuant to the terms of the Senior Secured Credit Facility, senior secured net debt does not include First and a Half Lien Notes, Second Lien Loans, other bank indebtedness not secured by a first lien on our assets, securitization obligations or Unsecured Notes.

Realogy Reports Results for Second Quarter 2011	Page 12

Table 7

Reconciliation of net loss attributable to Realogy to EBITDA and EBITDA before restructuring and other items (in millions)

A reconciliation of net loss attributable to Realogy to EBITDA and EBITDA before restructuring and other items for the second quarter and six months ended June 30, 2011 and 2010 is set forth in the following table:

	Three Months Ended June 30,
	2011	2010
Net income (loss) attributable to Realogy	$(22)	$222
Income tax expense	1	118

Income (loss) before income taxes	(21)	340
Interest expense, net	161	155
Depreciation and amortization	47	49

EBITDA	$187	$544

Legacy costs (benefits), net	(12)	(314)
Restructuring costs	3	4

Total restructuring and other items	(9)	(310)

EBITDA before restructuring and other items	$178	$234

	Six Months Ended June 30,
	2011	2010
Net income (loss) attributable to Realogy	$(259)	$25
Income tax expense	2	124

Income (loss) before income taxes	(257)	149
Interest expense, net	340	307
Depreciation and amortization	93	99

EBITDA	$176	$555

Legacy costs (benefits), net	(14)	(309)
Restructuring costs	5	10
Loss on the early extinguishment of debt	36	—

Total restructuring and other items	27	(299)

EBITDA before restructuring and other items	$203	$256

Realogy Reports Results for Second Quarter 2011	Page 13

Table 8

Definitions

EBITDA is defined by us as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. EBITDA before restructuring and other items is defined by us as EBITDA adjusted for merger costs, restructuring costs, former parent legacy cost (benefit) items, net, and loss on the early extinguishment of debt as described in Tables 6 and 7 above. Adjusted EBITDA is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. We present EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA because we believe EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA and EBITDA before restructuring and other items as a factor in evaluating the performance of our business. EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP. See Tables 6 & 7 for a presentation of net income (loss) as calculated under GAAP and a reconciliation to our EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We believe EBITDA before restructuring and other items also facilitates company-to-company operating performance comparisons by backing out those items in EBITDA as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA and EBITDA before restructuring and other items have limitations as analytical tools, and you should not consider EBITDA or EBITDA before restructuring and other items either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash requirement for, our working capital needs;

•

these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these measures differently so they may not be comparable.

Adjusted EBITDA as used herein corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio.

Like EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA has limitations as an analytical tool, and you should not consider Adjusted EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition to the limitations described above with respect to EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full year effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.

EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.